EXHIBIT 10.29
SUMMARY OF AIRNET SYSTEMS, INC. 2008 INCENTIVE COMPENSATION PLAN
On March 29, 2008, the Board of Directors of AirNet, upon the recommendation of the Compensation Committee, adopted the 2008 Incentive Compensation Plan (the “2008 Incentive Plan”). The purpose of the 2008 Incentive Plan is to promote the following goals of AirNet for the fiscal year ending December 31, 2008 (the “2008 fiscal year”) by providing incentive compensation to certain employees of AirNet:
•	Operate in all areas of AirNet’s business in an absolutely safe, highly professional, dependable, efficient and customer-focused manner

•	Operate as one team and one company focused on results

•	Meet company financial objectives, as measured by budgeted pre-tax income

•	Grow Express Services (as measured by Express Services contribution margins) and Express Services markets in dedicated retail charter cargo and wholesale / ACMI dedicated charters

•	Modify AirNet’s air transportation network flying relative to customer demand efficiently

•	Improve AirNet’s overall contribution margins and establish AirNet as the express air carrier of choice for highly controlled and time sensitive shipments

•	Reduce selling, general and administrative costs
Participants in the 2008 Incentive Plan include AirNet’s executive officers – Bruce D. Parker (Chairman of the Board, Chief Executive Officer and President), Larry M. Glasscock, Jr. (Senior Vice President, Express Services), Jeffery B. Harris (Senior Vice President, Bank Services), Ray L. Druseikis (Vice President of Finance and Controller and Principal Accounting Officer; Interim Chief Financial Officer, Treasurer and Secretary) and Craig A. Leach (Vice President, Information Systems) — and certain department managers and department directors. As of the date of this Annual Report on Form 10-K, there were 37 participants in the 2008 Incentive Plan.
The targeted incentive compensation payment a participant may earn under the 2008 Incentive Plan ranges from 20% to 100% of the participant’s base salary, depending upon such participant’s level of responsibility for achieving AirNet’s goals for the 2008 fiscal year. The targeted percentage of annual base salary that each of AirNet’s executive officers may earn as incentive compensation under the 2008 Incentive Plan is as follows: Bruce D. Parker, 100%; Larry M. Glasscock, Jr., Jeffery B. Harris, 75%; Ray L. Druseikis and Craig A. Leach, 50%.
Payments under the 2008 Incentive Plan will be based on a combination of AirNet’s (i) pre-tax income for the 2008 fiscal year, (ii) Express Services contribution margins for the 2008 fiscal year, and (iii) the achievement of personal goals assigned to each participant. The Compensation Committee determines the personal goals of the Chief Executive Officer. The Chief Executive Officer determines the personal goals for the other executive officers, which are reviewed and approved by the Compensation Committee. The personal goals of other participants are approved by the Chief Executive Officer and are reviewed by the Compensation Committee. The personal goals approved by the Compensation Committee for each of the executive officers relate to specific business objectives with respect to general business operations (e.g., regulatory compliance, expense reductions, etc.) and each business segment (e.g., execution of specific contracts with customers and vendors, cost reductions, service improvements, etc.).
With the exception of Mr. Parker, no incentive compensation will be paid under the 2008 Incentive Plan unless AirNet achieves at least 80% of its targeted pre-tax income for the 2008 fiscal year. Once this designated threshold level of pre-tax income is achieved, potential incentive compensation payouts will increase at predetermined levels until the maximum incentive compensation payout is reached at approximately 143% of AirNet’s targeted pre-tax income for the 2008 fiscal year.
Once the aggregate potential incentive compensation payout is determined based upon the level of pre-tax income achieved by AirNet during the 2008 fiscal year, each participant’s incentive compensation payment will be determined based upon the following three components of the 2008 Incentive Compensation Plan (i) pre-tax income for the 2008 fiscal year; (ii) Express Services contribution margins for the 2008 fiscal year, and (iii) the achievement of personal goals. Twenty percent of each participant’s incentive compensation payout is allocated to the attainment of personal goals. The portion of each participant’s incentive compensation potential that is not allocated to the attainment of personal goals will be allocated to the attainment of predetermined levels of pre-tax income and Express Services contribution margin based upon such participant’s responsibility for achieving such goals.
No incentive compensation will be earned with respect to the Express Services component of the 2008 Incentive Plan unless AirNet achieves at least 100% of its targeted Express Services contribution margin. Once the designated threshold level of Express Services contribution margin is achieved, potential incentive compensation payouts under the Express Services component of the 2008 Incentive Plan will increase at predetermined levels until the maximum Express Services compensation payout level is achieved.
Mr. Parker’s incentive compensation payments under the 2008 Incentive Plan will be based upon the achievement of certain pre-determined financial objectives and personal goals for the first six months of the 2008 fiscal year and the last six months of the 2008 fiscal year. Mr. Parker will be eligible to receive up to 50% of his annual base salary in each six-month period, subject to the attainment of Mr. Parker’s predetermined financial objectives and personal goals. In each six-month incentive compensation period, Mr. Parker’s incentive compensation potential will be allocated among Mr. Parker’s financial objectives and personal goals as follows:
•	30% of Mr. Parker’s incentive compensation potential will be based upon attaining at least 90% of the targeted pre-tax income for the applicable six-month period;

•	30% of Mr. Parker’s incentive compensation potential will be based upon attaining at least 80% of the targeted Express Services contribution margin for the applicable six-month period; and

•	40% of Mr. Parker’s incentive compensation potential will be based upon the attainment of the personal goals established for Mr. Parker by the Board of Directors.
The Board of Directors established the following personal goals for Mr. Parker for the 2008 fiscal year:
•	refine AirNet’s operating strategy;

•	developing AirNet’s management into an integrated team working to achieve specific objectives; and

•	development of a chief executive officer succession plan
The Board of Directors will evaluate Mr. Parker’s performance at the end of each six month incentive compensation period and determine his incentive compensation payment based upon AirNet’s financial performance and achievement of Mr. Parker’s personal goals during such period. In the event the Board of Directors approves a strategic alternative that is completed based upon Mr. Parker’s efforts, Mr. Parker will be deemed to have met all his financial objectives and personal goals for the six month incentive compensation period in which the strategic alternative is completed. In such event, Mr. Parker will be entitled to receive his maximum incentive compensation for such six month period, prorated from the first day of such six month period to the date the strategic alternative is completed.
Payments under the 2008 Incentive Plan will be made in semi-annual payments commencing with the first six months of the 2008 fiscal year based upon AirNet’s year to date financial performance. In order to receive a payment, a participant must be actively employed by AirNet at the time the payment is made. New employees who qualify for the 2008 Incentive Plan will be eligible to participate on the first day of the calendar quarter following their date of hire.
In the event the incentive compensation payments otherwise available for payment under the 2008 Incentive Plan based upon AirNet’s level of pre-tax income are not to be paid to certain participants as a result of such participants’ failure to attain their personal goals or AirNet’s failure to attain the predetermined levels of Express Services contribution margin, such unpaid amounts may be awarded at the discretion of the Compensation Committee to participants in the 2008 Incentive Plan or to other employees of AirNet not participating in the 2008 Incentive Plan. In the event such discretionary awards are made to any participant, including AirNet’s executive officers, the total incentive compensation payment to any such participant may exceed the targeted incentive compensation payment to such participant as described above.
The Compensation Committee may amend, modify or terminate the 2008 Incentive Plan at any time.